Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101794 and 333-117497) pertaining to the Syngenta Deferred Share Plan and the Syngenta Executive Stock Option Plan of our report dated February 9, 2005, with respect to the consolidated financial statements of Syngenta AG included in its Annual Report (Form 20-F) for the year ended December 31, 2004.

Ernst & Young AG

/s/ Eric Ohlund	/s/ Juerg Zuercher
Eric Ohlund	Juerg Zuercher

Basel, Switzerland
March 15, 2005